INTEGRATION UPDATE                                   NEBS LOGO      DELUXE LOGO
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                                    Issue #5
                           Frequently Asked Questions
                                  June 10, 2004

In this issue of Integration Update you will find information about the tender offer, the NEBS 401(k) Plan, the NEBS Vacation Policy and other integration-related topics.

Tender Offer Questions for NEBS 401(k) Participants
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I am a NEBS 401(k) Plan participant and I didn't get any materials sent to me on the tender offer. How can I get my investor package?
     Not all NEBS employees were sent tender offer material. Tender offer materials were only sent to employees who hold NEBS stock either in the NEBS 401(k) Plan or as an individual investor. You may not have received the investor materials because you:

     o Did not have any of your 401(k) investments in the NEBS Stock Fund as of the day of the mailing
     o    Moved recently and have not updated your new address with NEBS HR.

     If you still have questions, you can contact Georgeson Shareholder at 1-800-733-6209.

Do I have to do something with the Taxpayer Identification Substitute Form
W-9 that came in my  mailing?
     No. The W-9 tax withholding information is not relevant to the tendering of shares held in a 401(k) account. This information sheet was part of the general materials sent to all NEBS shareholders.

When do I need to submit my Instruction Form?
     In order to be assured that your instruction to the 401(k) Plan Trustee will be followed, your white instruction form must be completed, signed, dated and received by the Trustee no later than 5:00 p.m. EDT on Monday, June 21, 2004. Instruction forms cannot be faxed.

Who can I talk to if I have questions about the material that I received on the transaction?
     All shareholders can direct questions and requests for assistance regarding the tender offer to the Information Agent, Georgeson Shareholder, at 1-800-733-6209. If you have questions regarding your NEBS Stock Fund in the NEBS 401(k) Plan, you can call MassMutual at 1-800-743-5274.

As a 401(k) Plan participant, what is the tax impact on me when the NEBS Stock Fund is converted to cash and automatically re-invested in the Plan?
     The cash from the tender offer remains in the 401(k) Plan and therefore, there are no tax implications to 401(k) Plan participants. When you eventually withdraw money out of the 401(k) Plan at retirement, normal tax rules for 401(k) distributions will apply to the account.


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                           NEBS 401(k) Plan Update

In earlier Integration Updates and in the Notice to Participants in the 401(k) Plan for Employees of New England Business Service, Inc. that was distributed with the tender offer materials, we reported that the proceeds from the sale of the stock in the NEBS Stock Fund would be re-invested in the Fixed Interest Fund. This has changed. The NEBS Retirement Committee believes that a money market fund is a more appropriate vehicle to hold these proceeds. Once the proceeds have been moved to the Money Market Fund, participants will be able to reallocate some or all of their account balance from the Money Market Fund to other NEBS 401(k) investment options. However, participants will not be able to transfer money into the Money Market Fund or make new contributions to this Fund. More information about the Money Market Fund will be available in future Integration Updates.

NEBS 401(k) Plan Questions
--------------------------

Without the NEBS Stock Fund in the NEBS 401(k) Plan, how will the company match and discretionary contribution to our accounts be allocated after the acquisition is complete?
     The company matching contribution and the discretionary company contribution will be invested in the same funds and at the same percentage allocation as you have elected to invest your own regular contributions to the Plan. To change your allocation election, you can use the MassMutual web site (www.massmutual.com/retire) or call MassMutual at 1-800-74-FLASH.
               -------------------------

If I have elected to invest some or all of my regular 401(k) contributions into the NEBS Stock Fund, where will these contributions go after the NEBS Stock Fund is no longer an option in the NEBS Plan?
     Until you change how you want to allocate your regular contributions to the Plan, this money will be invested in the Oakmark Equity and Income Fund. To change your allocation election, you can use the MassMutual web site (www.massmutual.com/retire) or call MassMutual at 1-800-74-FLASH.
           -------------------------

When will we be able to join the Deluxe 401(k) Plan?
     The NEBS 401(k) Plan will continue to be available at least through calendar year 2004. Plan features, such as matching contributions, discretionary company contributions, loans, vesting, and payment options at retirement will remain the same during this period.

     Future plans for the NEBS 401(k) Plan and employee eligibility for the Deluxe 401(k) Plan have not yet been determined. Any change(s) to the NEBS 401(k) Plan will be communicated to you in advance.

Will employees be able to purchase Deluxe stock in the Deluxe 401(k) Plan?
     No. The Deluxe 401(k) Plan does not offer a Deluxe Stock Fund as part of their investment choices.

Are there any opportunities to purchase Deluxe stock as part of the company benefits program?
     Deluxe offers its employees the opportunity to purchase Deluxe stock as part of an Employee Stock Purchase Plan through payroll deduction. This Plan allows participants to purchase Deluxe shares at a discounted rate. It is unclear at this time when or if this Plan will be available to NEBS employees.

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HR Policy Questions
-------------------

Will I lose any of my earned and unused vacation balance after the acquisition by Deluxe?
     No. Your earned and unused vacation balance will not be lost as we transition to Deluxe Benefits. NEBS vacation policies will continue in effect at least until the end of calendar year 2004. Existing balances may be retained, paid out, or reduced through time taken off as part of the benefits conversion process. Specific vacation policy information will be available at a later date and will be rolled out with sufficient time for you to plan your time off.

Can I continue with the vacation plans that I have made during this period of transition?
     Between now and the end of 2004, there should be little need to change approved vacation schedules, unless a change in the normal course of business requires it. If there is a need to change approved vacation schedules, as much notice as possible will be given to employees. This practice is consistent with our current vacation policy. Approved vacation schedules for the first half of calendar year 2005 will be re-confirmed as soon as possible.

Integration Questions
---------------------

What does it mean that Deluxe Corporation has voluntarily withdrawn and then refiled its Hart-Scott-Rodino notification for the pending acquisition of NEBS?
     The Hart-Scott-Rodino statute typically affords the U.S. antitrust enforcement agencies 30 calendar days to review an acquisition. However, when the first step of a transaction is a cash tender offer, as it is in the proposed NEBS/Deluxe transaction, that review period is shortened to 15 calendar days. Withdrawing and then re-filing the application provides the Federal Trade Commission with a more customary review period.

Does Deluxe operate their business on the same fiscal year as NEBS?
     Deluxe operates their business on a calendar year, from January 1 to December 31. NEBS runs its business on a fiscal year, which ends each year on the last Saturday in June. After the transaction is complete, we will begin transition plans to move to the Deluxe calendar year cycle.




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